October 26, 2012

Board of Directors

MOBILE GAMING INTERNATIONAL CORP.

Casa James, 29680 Callevenus, Playa Del Sol

Estepona, Marbella, Spain 29680

Re:  Registration Statement on Form S-1

Ladies/Gentlemen:

We have acted as counsel to MOBILE GAMING INTERNATIONAL CORP., a Nevada corporation (the "Company"), in connection with a registration statement on Form S-1/A (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the sale, from time to time, of up to 6,000,000 shares of Common Stock, pursuant to the Registration Statement (the “Registered Shares”).

In connection with rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the proceedings of the Board of Directors of the Company relating to the issuance of the Shares; and (e) such statutes, records and other documents and matters as we have deemed necessary.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto (other than the Company), that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Registered Shares have been duly authorized by all requisite corporate action and will be, when sold, validly issued, fully paid and non-assessable under Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws.

This opinion is based on the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MICHAEL J. MORRISON, CHTD.

By:____/s/ Michael J. Morrison____________

              Michael J. Morrison, Esq.